                                                                      EXHIBIT 12

                    CASE CREDIT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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
                                                                 SIX MONTHS
                                                               ENDED JUNE 30,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
Net Income.................................................... $    37  $    39
Add:
  Interest expense............................................      60       44
  Amortization of capitalized debt expense....................     --       --
  Portion of rentals representative of interest factor........     --       --
  Income tax expense and other taxes on income................      20       18
  Fixed charges of unconsolidated subsidiaries................     --       --
                                                               -------  -------
    Earnings as defined....................................... $   117  $   101
                                                               =======  =======
Interest expense.............................................. $    60  $    44
Amortization of capitalized debt expense......................     --       --
Portion of rentals representative of interest factor..........     --       --
Fixed charges of unconsolidated subsidiaries..................     --       --
                                                               -------  -------
    Fixed charges as defined.................................. $    60  $    44
                                                               =======  =======
Ratio of earnings to fixed charges............................    1.95x    2.30x
                                                               =======  =======
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